Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES THIRD FISCAL QUARTER FINANCIAL RESULTS

—    Net Sales Increased 18% with 2.9% Comparable Store Sales Growth  —

—    EPS grew 18% to $0.55 on an Adjusted Basis  —

—    Opened 40 New Stores  —

—    Increases Sales Guidance and Reaffirms EPS Guidance for Fiscal Year 2013  —

HOUSTON, December 4, 2013 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the third fiscal quarter (13 weeks) ended October 29, 2013.  Net sales for the third fiscal quarter increased 17.7% to $326.2 million, reflecting comparable-store sales growth of 2.9% and incremental sales from new and acquired stores. The Company reported third fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.53, and EPS on a non-GAAP adjusted basis, excluding ERP system implementation costs (“Adjusted”), of $0.55.  Diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Third Fiscal Quarter Reconciliation of GAAP to Adjusted EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2012	October 29, 2013	October 30, 2012	October 29, 2013
GAAP EPS	$0.37	$0.53	$0.95	$1.30
Acquisition-related costs (1)	0.05	—	0.20	0.01
Secondary offering costs (2)	0.04	—	0.04	—
ERP system implementation costs (3)	—	0.02	—	0.05
Adjusted EPS*	$0.47	$0.55	$1.19	$1.36

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“As a result of initiatives we recently put in place combined with the early benefits we are experiencing from a renewed commitment of manufacturer advertising spend, we successfully drove traffic and comparable store sales growth in our third fiscal quarter,” stated Steve Stagner, Mattress Firm’s president and chief executive officer. “We implemented a number of sales initiatives during the quarter that encouraged our sales associates to improve their productivity and capture a higher percentage of sales from customers.  While these initiatives resulted in an anticipated reduction in margins, we experienced a positive momentum shift in comparable store sales toward the end of the quarter that has continued into our fourth quarter.  Furthermore, our strong pace of organic growth continued as we added 40 new stores to our base this quarter. We remain focused on our strategy of driving continued sales growth and building relative market share.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Third Quarter Financial Summary

•                  Net sales for the third fiscal quarter increased 17.7% to $326.2 million, reflecting comparable-store sales growth of 2.9% and incremental sales from new and acquired stores.

•                  Opened 40 new stores and closed six stores bringing the total number of Company-operated stores to 1,155 as of the end of the fiscal quarter.

•                  Income from operations was $31.8 million. Excluding $1.0 million of ERP system implementation costs, Adjusted income from operations was $32.8 million, representing an increase of $4.8 million, or 17.1%, over Adjusted income from operations for the comparable prior year period.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Adjusted operating margin was 10.0% of net sales as compared to 10.1% in the same quarter of fiscal 2012, and consisted of a 150 basis-point improvement in sales and marketing expense leverage, offset by a 130 basis-point decline in gross margin and a 30 basis-point decrease from general and administrative expense deleverage.

•                  Net income was $18.1 million and GAAP EPS was $0.53.  Excluding $0.6 million, net of income taxes, of ERP system implementation costs, Adjusted net income was $18.7 million and Adjusted EPS was $0.55, an increase of 18.1% over Adjusted EPS for the comparable prior year period.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

For the full fiscal year-to-date:

•                  Net sales increased $155.6 million, or 20.8%, to $904.7 million, for the three fiscal quarters (thirty-nine weeks) ended October 29, 2013, from $749.1 million in the comparable prior year period, reflecting incremental sales from new and acquired stores, offset by a comparable-store sales decline of 0.5%.

•                  The Company opened 121 new stores while closing 23 stores during the first three fiscal quarters of fiscal 2013, adding 98 net store units.

•                  Net income was $44.3 million for the three fiscal quarters ended October 29, 2013 and GAAP EPS was $1.30.  Excluding $2.0 million, net of income taxes, of acquisition-related and ERP system implementation costs, adjusted net income was $46.3 million for the three fiscal quarters and Adjusted EPS was $1.36.  See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below for a reconciliation of net income as reported to adjusted net income.

Acquisitions

With respect to the acquisition of former Mattress Giant stores in May 2012, the rebranding of the acquired stores was substantially complete by the end of fiscal 2012.  The per store sales results of those stores for the months since the date of rebranding and for one year thereafter are demonstrated by the chart below:

Following the completion of the third fiscal quarter, on November 13, 2013, the Company completed the acquisition of a small mattress retailer operating under the name Mattress People.  The acquired business consists of five mattress specialty stores located in Nebraska and Iowa for a total cash purchase price of approximately $1.8 million, subject to customary post-close adjustments.  The Company intends to rebrand the acquired stores as Mattress Firm.

Additionally, on November 26, 2013, the Company entered into an agreement to acquire the assets and operations of Perfect Mattress of Wisconsin, LLC, a Mattress Firm franchisee, including 39 mattress specialty stores located in Wisconsin and Illinois, for approximately $6.3 million, subject to customary adjustments. The closing of the acquisition, which is conditioned on the prior satisfaction of customary closing conditions, is expected to occur by the end of the fourth fiscal quarter of 2013 and will be funded by cash reserves and a $2.0 million seller note that is payable in quarterly installments over one year.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $15.2 million at the end of the third fiscal quarter on October 29, 2013.  Net cash provided by operating activities was $30.3 million for the third fiscal quarter. As of October 29, 2013, there were no borrowings outstanding under the revolving portion of the 2012 Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $1.4 million in outstanding letters of credit, with additional borrowing capacity of $98.6 million.

Financial Guidance

The Company is updating its guidance relating to net sales and store growth for the fiscal year (52 weeks) ending January 28, 2014 (“fiscal year 2013”) and reaffirming the Adjusted EPS guidance for fiscal year 2013.

Full Fiscal Year Ending January 28, 2014	Prior Guidance Range	Updated Range
Net sales (in billions)	$1.194 to $1.207	$1.217 to $1.224
New stores	130 to 140	140 to 150
Acquired stores	—	44
Net store unit increase	105 to 110	155 to 160
GAAP EPS	$1.66 to $1.74	$1.65 to $1.73
Acquisition-related costs per share	$0.01	$0.03
ERP system implementation costs per share	$0.07 to $0.09	$0.07
Adjusted EPS	$1.75 to $1.83	$1.75 to $1.83
Comparable-store sales growth	flat	flat to low single digit

Call Information

A conference call to discuss third fiscal quarter results is scheduled for today, December 4, 2013, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, Chief Executive Officer, and Jim Black, Chief Financial Officer.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on December 4, 2013 through midnight Eastern Time on December 18, 2013.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13572959. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and thirty-nine weeks ended October 29, 2013 as compared to the corresponding prior year period were as follows (in millions):

	Increase (Decrease) in Net Sales
	Thirteen Weeks	Thirty-Nine Weeks
	Ended	Ended
	October 29, 2013	October 29, 2013
Comparable-store sales	$7.9	$(3.6)
New stores	35.0	97.4
Acquired stores	10.1	71.8
Closed stores	(4.1)	(10.0)
	$48.9	$155.6

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 30,	% of	October 29,	% of	October 30,	% of	October 29,	% of
	2012	Total	2013	Total	2012	Total	2013	Total
Conventional mattresses	$109.3	39.4%	$151.7	46.5%	$307.2	41.0%	$421.8	46.6%
Specialty mattresses	144.8	52.2%	144.5	44.3%	378.7	50.6%	403.5	44.6%
Furniture and accessories	17.9	6.5%	24.3	7.5%	49.2	6.6%	62.6	6.9%
Total product sales	272.0	98.1%	320.5	98.3%	735.1	98.1%	887.9	98.1%
Delivery service revenues	5.3	1.9%	5.7	1.7%	14.0	1.9%	16.8	1.9%
Total net sales	$277.3	100.0%	$326.2	100.0%	$749.1	100.0%	$904.7	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Thirty-Nine Weeks
	Ended	Ended
	October 29, 2013	October 29, 2013
Store units, beginning of period	1,121	1,057
New stores	40	121
Closed stores	(6)	(23)
Store units, end of period	1,155	1,155

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2013, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2013 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2013 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the credit agreement between our indirect wholly owned subsidiary, Mattress Holding Corp., certain lenders, and UBS Securities LLC, as sole arranger, bookrunner, and lender, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 29,	October 30,	October 29,
	2012	2013	2012	2013
Net income	$12,456	$18,136	$32,277	$44,268
Income tax expense	8,484	11,117	19,972	27,756
Interest expense, net	2,097	2,543	6,385	8,185
Depreciation and amortization	6,257	7,687	16,432	21,128
Intangible assets and other amortization	(215)	660	972	1,813
EBITDA	29,079	40,143	76,038	103,150
Loss on store closings and impairment of store assets	196	(5)	267	739
Financial sponsor fees and expenses	12	12	63	36
Stock-based compensation	651	1,349	1,653	3,203
Secondary offering costs	1,935	—	1,935	—
Vendor new store funds (a)	304	229	937	1,212
Acquisition-related costs (b)	3,025	8	10,074	458
Other (c)	(132)	685	(896)	1,849
Adjusted EBITDA	$35,070	$42,421	$90,071	$110,647

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $0.7 million and $1.9 million of ERP system implementation costs incurred during the thirteen and thirty-nine weeks ended October 29, 2013, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	January 29,	October 29,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$14,556	$15,238
Accounts receivable, net	26,246	31,381
Inventories	63,228	80,039
Deferred income tax asset	3,710	3,417
Prepaid expenses and other current assets	18,855	19,764
Total current assets	126,595	149,839
Property and equipment, net	144,612	164,236
Intangible assets, net	82,479	85,167
Goodwill	358,978	360,391
Debt issue costs and other, net	12,015	11,949
Total assets	$724,679	$771,582

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$33,930	$27,032
Accounts payable	64,642	69,529
Accrued liabilities	41,106	48,636
Customer deposits	8,012	8,948
Total current liabilities	147,690	154,145
Long-term debt, net of current maturities	219,069	198,130
Deferred income tax liability	26,800	31,464
Other noncurrent liabilities	63,624	71,780
Total liabilities	457,183	455,519

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 33,795,630 and 33,899,534 shares issued and outstanding at January 29, 2013 and October 29, 2013, respectively	338	339
Additional paid-in capital	365,083	369,381
Accumulated deficit	(97,925)	(53,657)
Total stockholders’ equity	267,496	316,063
Total liabilities and stockholders’ equity	$724,679	$771,582

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 30,	% of	October 29,	% of	October 30,	% of	October 29,	% of
	2012	Sales	2013	Sales	2012	Sales	2013	Sales
Net sales	$277,259	100.0%	$326,233	100.0%	$749,091	100.0%	$904,731	100.0%
Cost of sales	167,173	60.3%	200,267	61.4%	454,299	60.6%	553,878	61.2%
Gross profit from retail operations	110,086	39.7%	125,966	38.6%	294,792	39.4%	350,853	38.8%
Franchise fees and royalty income	1,490	0.5%	1,655	0.5%	4,022	0.5%	4,342	0.5%
	111,576	40.2%	127,621	39.1%	298,814	39.9%	355,195	39.3%
Operating expenses:
Sales and marketing expenses	67,475	24.3%	74,605	22.9%	183,167	24.5%	214,104	23.7%
General and administrative expenses	20,868	7.5%	21,225	6.5%	56,746	7.6%	60,143	6.6%
Loss (gain) on store closings and impairment of store assets	196	0.1%	(5)	0.0%	267	0.0%	739	0.1%
Total operating expenses	88,539	31.9%	95,825	29.4%	240,180	32.1%	274,986	30.4%
Income from operations	23,037	8.3%	31,796	9.7%	58,634	7.8%	80,209	8.9%
Other expense:
Interest expense, net	2,097	0.8%	2,543	0.7%	6,385	0.9%	8,185	0.9%
Income before income taxes	20,940	7.6%	29,253	9.0%	52,249	7.0%	72,024	8.0%
Income tax expense	8,484	3.1%	11,117	3.4%	19,972	2.7%	27,756	3.1%
Net income	$12,456	4.5%	$18,136	5.6%	$32,277	4.3%	$44,268	4.9%

Basic net income per common share	$0.37		$0.54		$0.96		$1.31
Diluted net income per common share	$0.37		$0.53		$0.95		$1.30

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,768,828		33,878,241		33,768,828		33,848,032
Effect of dilutive securities:
Stock options	93,907		195,372		113,592		186,334
Restricted shares	4,773		40,534		2,742		38,941
Diluted weighted average shares outstanding	33,867,508		34,114,147		33,885,162		34,073,307

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 30,	October 29,
Cash flows from operating activities:	2012	2013
Net income	$32,277	$44,268
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	16,432	21,128
Loan fee and other amortization	1,855	1,630
Deferred income tax expense	8,613	4,968
Stock-based compensation	1,653	3,203
Loss on store closings and impairment of store assets	267	739
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(6,887)	(5,133)
Inventories	(15,219)	(16,794)
Prepaid expenses and other current assets	(647)	(892)
Other assets	(904)	(2,126)
Accounts payable	22,138	3,929
Accrued liabilities	1,837	7,530
Customer deposits	134	818
Other noncurrent liabilities	4,906	7,668
Net cash provided by operating activities	66,455	70,936
Cash flows from investing activities:
Purchases of property and equipment	(50,726)	(41,340)
Business acquisitions, net of cash acquired	(51,613)	(2,042)
Net cash used in investing activities	(102,339)	(43,382)
Cash flows from financing activities:
Proceeds from issuance of debt	18,000	27,000
Principal payments of debt	(19,207)	(54,968)
Proceeds from exercise of common stock options	—	1,312
Excess tax benefits associated with stock-based awards	—	277
Purchase of vested stock-based awards	—	(493)
Net cash used in financing activities	(1,207)	(26,872)
Net decrease in cash and cash equivalents	(37,091)	682
Cash and cash equivalents, beginning of period	47,946	14,556
Cash and cash equivalents, end of period	$10,855	$15,238

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	October 30, 2012					October 29, 2013
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$23,037	$20,940	$12,456	33,867,508	$0.37	$31,796	$29,253	$18,136	34,114,147	$0.53
% of sales	8.3%	7.6%	4.5%			9.7%	9.0%	5.6%
Acquisition-related costs (1)	3,025	3,025	1,850	—	0.05	—	—	—	—	—
Secondary offering costs (2)	1,935	1,935	1,443	—	0.04	—	—	—	—	—
ERP system implementation costs (3)	—	—	—	—	—	986	986	605	—	0.02
Total adjustments	4,960	4,960	3,293	—	0.10	986	986	605	—	0.02
As Adjusted	$27,997	$25,900	$15,749	33,867,508	$0.47	$32,782	$30,239	$18,741	34,114,147	0.55
% of sales	10.1%	9.3%	5.7%			10.0%	9.3%	5.7%

	Thirty-Nine Weeks Ended
	October 30, 2012					October 29, 2013
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$58,634	$52,249	$32,277	33,885,162	$0.95	$80,209	$72,024	$44,268	34,073,307	$1.30
% of sales	7.8%	7.0%	4.3%			8.9%	8.0%	4.9%
Acquisition-related costs (1)	10,074	10,074	6,679	—	0.20	450	450	276	—	0.01
Secondary offering costs (2)	1,935	1,935	1,443	—	0.04	—	—	—	—
ERP system implementation costs (3)	—	—	—	—	—	2,831	2,831	1,736	—	0.05
Total adjustments	12,009	12,009	8,122	—	0.24	3,281	3,281	2,012	—	0.06
As Adjusted	$70,643	$64,258	$40,399	33,885,162	$1.19	$83,490	$75,305	$46,280	34,073,307	$1.36
% of sales	9.4%	8.6%	5.4%			9.2%	8.3%	5.1%

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

(1) On May 2, 2012, we acquired all of the equity interests of MGHC Holding Corporation (“Mattress Giant”), including 181 mattress specialty retail stores. On September 25, 2012, we acquired the leasehold interests, store assets, distribution center assets and related inventories, and assumption of certain liabilities of Mattress XPress, Inc. and Mattress XPress of Georgia, Inc. (collectively, “Mattress X-Press”), including 34 mattress specialty retail stores. On December 11, 2012, we acquired the assets and operations of Factory Mattress & Water Bed Outlet of Charlotte, Inc. (“Mattress Source”), including 27 mattress specialty retail stores. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. During the thirteen weeks ended October 30, 2012 we incurred approximately $3.0 million of acquisition-related costs. During the thirty-nine weeks ended October 30, 2012 and October 29, 2013, we incurred approximately $10.1 million and $0.5 million of acquisition-related costs, respectively.

(2) Reflects $1.9 million of costs borne by us in connection with a secondary offering of shares of common stock by certain of our selling shareholders which was completed in October 2012.

(3) Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs in connection with the roll-out of the Microsoft Dynamics AX for Retail Enterprise Resource Planning system (“ERP system”). During the thirteen and thirty-nine weeks ended October 29, 2013, we incurred approximately $1.0 million and $2.8 million of ERP system implementation costs, respectively.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

Houston-based Mattress Firm is a high growth specialty retailer, recognized as the nation’s leading bedding specialty retailer, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,300 company-operated and franchised stores across 31 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals. More information is available at http://www.mattressfirm.com.  Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Sari Martin, mattressfirm@icrinc.com, 203.682.8345

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